Exhibit 99.6(b)

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                                                              Guardian Investor
The Park Avenue Portfolio(R) Selling Group Agreement         Service Corporation
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Dear Broker/Dealer:

Guardian Investor Services Corporation ("GISC") invites you to become a member of the selling group which distributes of the shares of the series funds comprising The Park Avenue Portfolio and any other funds introduced from time to time for which GISC is the principal underwriter (collectively referred to as the "Funds") in those states or jurisdictions where shares of the Funds may legally be offered for sale. Our Agreement shall be on the following terms:

1 You are to offer and sell shares of the Funds to your customers only at their respective public offering prices as determined in the manner described in the currently effective Prospectus for the Fund(s), copies of which will be provided to you by GISC. Within this Agreement, references to a "Prospectus" shall mean the prospectus and statement of additional information for the applicable Fund or Funds as in effect from time to time.

2 You agree to purchase shares of the Funds solely through GISC and only for the purpose of covering purchase orders either already received from customers or for your own bona fide investment. You agree not to purchase shares of the Funds on behalf of any other securities dealer or broker and you further agree not to withhold placing any customer's order for your own profit.

3 All purchase orders are subject to acceptance by the Fund which issues the shares being purchased and to GISC's receipt of the shares from the issuing Fund. GISC and the Funds reserve the right, each in its sole discretion and without notice to you (although GISC will make reasonable efforts to give such notice), to reject a purchase order or suspend sales or withdraw the offering of shares entirely.

4 Any sales load charged with respect to a Fund and dealer concessions paid or allowed to you for Fund purchase orders are detailed in the current Prospectus for the Fund(s). You are advised that sales loads, dealer concessions, discounts, commissions and all other forms of compensation described in this Agreement are subject to change at any time by the Funds or GISC. No dealer concession or commission is applicable to purchase orders for shares purchased at net asset value or to shares which are acquired by exchange or dividend reinvestment at net asset value unless otherwise provided by the Prospectus for the Fund(s).

5 GISC is authorized to pay you continuing compensation in accordance with the provisions and terms of the effective Distribution Plan and Agreement Pursuant to Rule 12b-1 under the investment Company Act of 1940 ("Distribution Plan") applicable to the Fund(s). The provisions and terms of the Distribution Plan are described in the Prospectus for the Fund(s).

6 All dealer concessions, discounts, commissions or other forms of compensation described in this Agreement shall be payable to you only to the extent that funds to pay them are received by and in the possession of GISC. No interest will accrue on amounts represented by uncashed checks relating to any such payments.

7 Payment for shares ordered by you shall be in the amount of the applicable public offering price, and shall be received by the transfer agent for the issuing Fund within five (5) business days after your order has been accepted. If such payment is not received by the transfer agent in a timely manner, GISC reserves the right, without notice, either to cancel the sale immediately, or, at GISC's option, to sell the shares ordered back to the applicable Fund immediately. In either case, GISC may hold you responsible for any loss, including loss of profit, suffered by GISC or by the applicable Fund, as a result of your failure to make payment as set forth above. If any shares sold to you under the terms of this Agreement are repurchased by the issuing Fund (or by GISC as its agent) or are tendered for redemption within seven (7) business days after the date of the confirmation of the original purchase order from you, it is agreed that you shall forfeit your right to any dealer concession paid or allowed to you on such shares.

8 Orders received by GISC prior to the close of GISC's business day or received by the transfer agent prior to the earlier of 4:00 p.m. Eastern time or the close of trading on the New York Stock Exchange ("NYSE"), are transacted at the public offering price(s) of the applicable Fund(s) computed as of such time on that day.

9 It is recommended that purchases be made through the use of book-entry accounts maintained by the transfer agent, but certificates will be issued to owners on request. Such certificates will only be issued after payment has been received and will be forwarded to you for delivery to your customer. Certificates will not be issued for shares of The Guardian Cash Management Fund or any other "money market" fund to which this Agreement may apply.

10 The Funds will redeem their shares from shareholders and brokers on demand only in accordance with the procedures described in the current Prospectus for the Fund(s).

11 It is agreed and understood that GISC is the exclusive agent for the Funds and that you act as principal for your own account. You shall have no authority to act as agent for either the Funds or for GISC, and nothing in this Agreement shall constitute a designation of the Funds or GISC as your agent.

12 Shares are offered pursuant to the current Prospectus for the Fund(s). No person is authorized to make any representations concerning the Funds or their shares, except those contained in: (a) the current Prospectus for the Fund(s); and (b) such printed or machine readable information as may be authorized and released by GISC or the Funds as supplemental to the Prospectus. Any supplemental information regarding a hypothetical investment in any Fund which is released in a machine readable format is authorized for use only in one-on-one presentations to a customer. Additional copies of the current Prospectus for the Fund(s) and any information supplementing the Prospectus will be supplied to you in reasonable quantities upon request; provided, however, that a fee may be charged for information which is released in a machine readable format. All other materials relating to the Funds must be approved by GISC in writing before distribution or display to the public.

13 Either party shall have the right to cancel this Agreement at any time upon written or telegraphic notice given to the other party. GISC reserves the right to amend this Agreement at any time, and you agree that a purchase order placed by you after notice of any such amendment has been sent to you shall constitute your acceptance of such amendment.

14 You and GISC agree to abide by all rules and regulations of the National Association of Securities Dealers, Inc. ("NASD"), including its Rules of Fair Practice, all federal and state securities statutes, rules and regulations and all other applicable laws, rules or regulations.

15 You certify that you are a member in good standing of the NASD. Notwithstanding paragraph 13 above, you agree that this Agreement shall terminate without notice upon your: (a) expulsion from the NASD; (b) filing of a petition in bankruptcy or a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law; or (c) seeking the appointment of any trustee, conservator, receiver, custodian or liquidator for you or for all or substantially all of your properties. Likewise, notwithstanding paragraph 13, you agree that this Agreement shall terminate without notice: (a) if a proceeding is commenced against you seeking relief or an appointment of a type described in the immediately preceding sentence; or (b) if an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 shall have been filed against you; or (c) if you are a registered broker-dealer and
(i) the Securities and Exchange Commission ("SEC") shall revoke or suspend your registration as a broker-dealer, (ii) any national securities exchange or national
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securities association shall revoke or suspend your membership, or (iii) under any applicable net capital rule of the SEC or of any national securities exchange to which you are subject, your aggregate indebtedness shall exceed 1,000% of your net capital. You agree that you will immediately advise GISC of any such proceeding, appointment, application, revocation, suspension or indebtedness level.

16 The parties agree that all disputes between them, whether existing on the date hereof or arising hereafter, shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of the NASD, or any similar rules or code which is in effect when such dispute is submitted.

17 All communications to GISC or the Funds should be sent to the address set forth below. This Agreement is not assignable and supersedes all previous agreements and amendments between the parties concerning the distribution of shares of any of the Funds for which GISC is the principal underwriter, except any selling agreement in effect between you and GISC which provides for the offering of variable contracts issued by The Guardian Insurance & Annuity Company, Inc.

18 You agree that you shall indemnify and hold harmless GISC and the Funds, and their affiliates, officers, trustees, directors, employees, shareholders and agents against any claims, losses, costs or liabilities, including attorneys' fees, that may be assessed against, or suffered or incurred by any of them, howsoever they arise and as they are incurred, which relate in any way to: (a) any use of supplemental hypothetical information authorized and released by GISC in a machine readable format other than in one-on-one presentations, or any misuse of or alteration to any form of supplemental information authorized and released by GISC; provided, however, that the addition of the name of a customer or other identifying or variable information within such supplemental information is permitted if such supplemental information calls for such addition; (b) any transactions or other activity processed through National Securities Clearing Corporation programs, including the automated mutual fund order entry, settlement and registration verification system known as Fund/Serv;
(c) the loss of favorable tax status by an IRA Plan or of an IRA contribution, any revocation of an IRA by an individual, any failed trades for IRA Plans hereunder, or any contribution accepted in violation of Internal Revenue Code provisions regarding IRAs (the indemnification provided under this subparagraph
(c) also extends to the IRA Custodian or IRA Trustee); (d) improper compliance with federal, state or local reporting or backup withholding requirements, including losses resulting from omitted, incorrect or uncertified Tax Identification Numbers; and (e) any breach of your representations or warranties, or failure to comply with your obligations, all as set forth in this Agreement.

You agree to notify us within a reasonable time of any claim against you or any person controlling, controlled by or under common control with you within the meaning of the Securities Act of 1933 with respect to this Agreement or securities offered or sold pursuant to this Agreement.

Nothing in this paragraph 18 shall be deemed to preclude an indemnified party from seeking monetary damages and/or injunctive relief in connection with such claims, losses and liabilities.

19 The trustees and shareholders of any Fund which may be organized as (or comprise a series of) a business trust under the laws of the Commonwealth of Massachusetts shall not be liable for any obligations of such Fund or related trust under this Agreement, and any person who asserts any rights or claims against such Fund or related trust hereunder shall look only to the assets and property thereof in settlement of such right or claim, and not to the trustees or shareholders.

20 This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York (except as to paragraph 19 which shall be construed in accordance with the laws of the Commonwealth of Massachusetts).

Your signature below will signify your acceptance of all of the above terms of this Agreement. Accepted and agreed to by:

Name of Firm (print or type) ___________________________________________________

Street Address _________________________________________________________________

City __________________________ State _______________ Zip ______________________

Date _____________________________ By: _________________________________________
                                                  Authorized Signature

                                       _________________________________________
                                                  Full Name and Title

In order to service you efficiently, please provide the following information about your Mutual Fund Operations Department:

Operations Manager: _________________________________ Phone: ___________________

Order Room Manager: _________________________________ Phone: ___________________

Operations Mailing Address: ____________________________________________________

Operations Fax: _____________________________________

Remember: Please return one signed copy of this Agreement to GISC and retain the other copy.

Accepted on behalf of Guardian Investor Services Corporation:


Date                                        By: /s/ John M. Smith, President
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Guardian Investor Services Corporation (R)

Member, National Association of Securities Dealers, Inc./Securities Investor Protection Corporation

201 Park Avenue South, New York, NY 10003

Tollfree: 1-800-221-3253 Fax: (212) 353-1845                          EB-97 2/93